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                        AEROFLEX INCORPORATED
                          AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE

                              Six Months             Three Months
                            Ended December 31,    Ended December 31,
                            1994         1993      1994         1993
                           ------       ------    ------       ------


COMPUTATION OF ADJUSTED
       NET INCOME (LOSS):

  Income from continuing
     operations           $  3,799,000  $ 1,101,000  $ 3,084,000   $   749,000
  Discontinued operations        -          187,000       -         (2,086,000)
                           -----------  -----------  -----------    ----------
  Net income (loss) for
     primary earnings
     per common share        3,799,000    1,288,000    3,084,000    (1,337,000)
  Add:  Debenture interest
     and amortization
     expense, net of
     income taxes              382,000      218,000      191,000        99,000
                          ------------   ----------    ----------   ----------
  Adjusted net income
     (loss) for fully
     diluted earnings
     per common share     $  4,181,000   $1,506,000  $ 3,275,000   $(1,238,000)
                          ============  ===========  ===========   ===========
COMPUTATION OF ADJUSTED
    WEIGHTED AVERAGE
 SHARES OUTSTANDING:

  Weighted average shares
    outstanding             11,737,000    8,996,000    11,734,000    9,251,000
    Add:  Effect of options
      and warrants
      outstanding              602,000      386,000       591,000      519,000
                            ----------    ---------    ----------    ---------
  Weighted average shares
      and common share
      equivalents used for
      computation of primary
      earnings per common
      share                 12,339,000    9,382,000    12,325,000    9,770,000
      Add:  Effect of
       additional options
       and warrants
       outstanding for
       fully diluted
       computation             18,000       89,000          -             -
      Add:  Shares assumed
       to be issued upon
       conversion of
       debentures           1,778,000    2,738,000      1,778,000     2,468,000
                           ----------   ----------    -----------     ---------
 Weighted average shares
      and common share
      equivalents used for
      computation of fully
      diluted earnings
      per common share     14,135,000   12,209,000     14,103,000   12,238,000
                           ==========   ==========     ==========   ==========

EARNINGS PER COMMON SHARE
AND COMMON SHARE EQUIVALENT:

   Primary:
    Income from continuing
      operations             $ .31        $ .12          $ .25        $ .08
    Discontinued operations     -           .02             -          (.22)
                             -----        -----           -----        -----
    Net income (loss)        $ .31        $ .14          $ .25         $(.14)
                             =====        =====           =====        =====
Fully diluted:
    Income from continuing
       operations            $ .30        $ .11          $ .23         $ .07
    Discontinued operations    -            .01             -           (.17)
                             -----        -----          -----          -----
    Net income (loss)        $ .30        $ .12          $ .23          $(.10)
                             =====        =====          =====          =====
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